Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palisade Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share (2)	457	(c)	455,242	$1.90	$864,960		0.0001102	$96.00
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share, issuable upon exercise of Prefunded Warrants ($0.0001 exercise price) (3)(6)	457	(g)	1,061,164	$1.90	$2,016,212		0.0001102	$223.00
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share, issuable upon exercise of Warrants ($2.64 exercise price) (4)(6)	457	(g)	2,272,723	$2.64	$5,999,989		0.0001102	$662.00
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share, issuable upon exercise of Placement Agent Warrants ($3.30 exercise price) (5)(6)	457	(g)	136,363	$3.30	$449,998		0.0001102	$50.00

		TOTALS			3,925,492		$9,331,158		0.0001102	1,029.00

		Carry Forward Securities
		Total Offering Amounts					$9,331,158
		Total Fees Previously Paid					$1,029	(7)
		Total Fee Offsets					-
		Net Fee Due					$0

(1) Represents the shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Palisade Bio, Inc. (“Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock sold at a price per share of $2.64, issued by the Registrant in a private placement on April 5, 2023. Calculated based on the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on April 17, 2023, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached [$1.90].

(3) Represents shares of common stock issuable upon the exercise of Prefunded Warrants to purchase common stock at an exercise price of $0.0001 per share issued by the Registrant in a private placement on April 5, 2023.

(4) Represents shares of common stock issuable upon the exercise of Warrants to purchase common stock at an exercise price of $2.64 per share issued by the Registrant in a private placement on April 5, 2023.

(5) Represents shares of common stock issuable upon the exercise of Placement Agent Warrants to purchase common stock at an exercise price of $3.30 per share issued by the Registrant in a private placement on April 5, 2023.

(6) Pursuant to Rule 457(g) under the Securities Act, calculated based on the greater of (i) on the basis of the average of the high and low prices per share of the Registrant’s Common Stock reported on the Nasdaq Capital Market on April 17, 2023, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached [$1.90] or (ii) the exercise price of the applicable warrant.

(7) Fee previously paid upon the initial filing of the registration statement to which this exhibit is attached.